EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders

Alleghany Corporation:

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to Alleghany Corporation 2012 Long-Term Incentive Plan of our reports dated February 21, 2013, with respect to the 2012 consolidated financial statements and the 2012 schedules of Alleghany Corporation and subsidiaries and the effectiveness of internal control over financial reporting of Alleghany Corporation and subsidiaries, included in its Annual Report (Form 10-K) for the year ended December 31, 2012, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, New York
February 21, 2013